V9

Exhibit 99.1

Ovid Therapeutics Reports Fourth Quarter and Full Year 2018 Financial Results

NEW YORK – March 7, 2019 - Ovid Therapeutics Inc. (NASDAQ: OVID), a biopharmaceutical company committed to developing medicines that transform the lives of people with rare neurological disorders, today reported financial results for the fourth quarter and full year ended December 31, 2018.

“2018 was a highly productive year for Ovid, with important milestones achieved in our lead programs, OV101 for individuals with Angelman syndrome and OV935 for individuals with rare developmental epilepsies,” said Jeremy Levin, DPhil, MB, BChir, Chairman and Chief Executive Officer of Ovid Therapeutics. “Both programs have clear and realistic development paths, and we are looking forward to continuing to advance these important medicines. 2019 will be another busy year for Ovid, with the anticipated start of our NEPTUNE Phase 3 pivotal study in Angelman syndrome, the reporting of top-line results from our Phase 2 ROCKET trial for OV101 in Fragile X syndrome, and the continued progress of our Phase 2 trials from our broad development program in developmental and epileptic encephalopathies for OV935.”

Fourth Quarter and Year Ended December 31, 2018 Financial Results

o	As of December 31, 2018, cash, cash equivalents, and short-term investments totaled $41.5 million.

o	In February 2019, the Company raised net proceeds of approximately $31.0 million in a public offering, after deducting the underwriting discounts and commissions and estimated offering expenses.

o

Research and development expenses were $8.6 million and $33.8 million for the fourth quarter and year ended December 31, 2018, respectively, as compared to $6.7 million and $50.0 million for the same periods in 2017. The decrease for the year ended December 31, 2018 was primarily due to a non-cash equity charge of $25.9 million during 2017, related to an upfront payment for the Takeda collaboration agreement, partially offset by an increase in development activities related to the Company’s ongoing development programs.

o

General and administrative expenses were $4.5 million and $19.1 million for the fourth quarter and year ended December 31, 2018, respectively, as compared to $4.3 million and $15.0 million for the same periods in 2017. The difference was primarily due to higher payroll and payroll-related expenses due to growth in headcount as the Company expanded its operations.

o

The Company reported a net loss of $12.9 million, or basic and diluted net loss per share attributable to common stockholders of $0.52, for the fourth quarter of 2018, as compared to a net loss of $11.0 million, or net loss per share attributable to common stockholders of $0.45, for the same period in 2017. Net loss for the year ended December 31, 2018 was $52.0 million, or net loss per share attributable to common stockholders of $2.11, compared to a net loss of $64.8 million, or net loss per share attributable to common stockholders of $3.35, for the year ended December 31, 2017.

About Ovid Therapeutics

Ovid Therapeutics (NASDAQ: OVID) is a New York-based biopharmaceutical company using its BoldMedicine™ approach to develop medicines that transform the lives of patients with rare neurological disorders. Ovid has a broad pipeline of potential first-in-class medicines. The company’s lead investigational medicine, OV101, is currently in development for the treatment of Angelman syndrome and Fragile X syndrome. Ovid is also developing OV935/TAK-935 in collaboration with Takeda Pharmaceutical Company Limited for the treatment of rare developmental and epileptic encephalopathies (DEE).

For more information on Ovid, please visit http://www.ovidrx.com/.

Forward-Looking Statements
This press release includes certain disclosures that contain “forward-looking statements,” including, without limitation, statements regarding advancing Ovid’s product candidates, progress, timing, scope and results of clinical trials for Ovid’s product candidates, and the reporting of clinical data regarding Ovid’s product candidates. You can identify forward-looking statements because they contain words such as “will,” “believes” and “expects.” Forward-looking statements are based on Ovid’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in Ovid’s filings with the Securities and Exchange Commission under the caption “Risk Factors”. Ovid assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts

Investors:

Investor Relations & Public Relations

Ovid Therapeutics Inc.

irpr@ovidrx.com

Alex Gray

Burns McClellan, Inc.

agray@burnsmc.com

(212) 213-0006

Media:

Jerica Pitts

W2Opure

jpitts@purecommunications.com

(312) 858-3469

Condensed Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Operating expenses:
Research and development	$ 8,621,585	$ 6,713,269	$ 33,790,031	$ 49,972,102
General and administrative	4,504,711	4,334,794	19,141,652	15,035,461
Total operating expenses	13,126,296	11,048,063	52,931,683	65,007,563
Loss from operations	(13,126,296)	(11,048,063)	(52,931,683)	(65,007,563)
Interest income	226,364	87,799	952,073	201,509
Net loss and comprehensive loss	$ (12,899,932)	$(10,960,264)	$(51,979,610)	$(64,806,054)
Net loss attributable to common stockholders	$ (12,899,932)	$(10,960,264)	$(51,979,610)	$(64,806,054)
Net loss per share attributable to common stockholders, basic and diluted	$ (0.52)	$ (0.45)	$ (2.11)	$ (3.35)
Weighted-average common shares outstanding basic and diluted	24,635,038	24,604,303	24,631,011	19,344,355

OVID THERAPEUTICS INC.
Selected Condensed Balance Sheet Data (Unaudited)
	December 31,	December 31,
	2018	2017

Cash, cash equivalents and short-term investments	$ 41,500,652	$ 87,125,600
Working capital[1]	$ 35,423,690	$ 82,566,948
Total assets	$ 47,649,602	$ 89,457,603
Total stockholders' equity	$ 38,805,145	$ 83,436,503

1Working capital defined as current assets less current liabilities